UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-55617

Maryland	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01	Regulation FD Disclosure

On April 17, 2017, Strategic Storage Trust II, Inc. (the “Registrant”) issued a letter to its stockholders announcing the calculation of an estimated value per share for shares of the Registrant’s common stock. A copy of the letter to stockholders is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01	Other Items

Calculation of Estimated Net Asset Value Per Share

Overview and Process

On April 13, 2017, the Registrant’s board of directors (the “Board”) approved an estimated value per share for the Registrant’s Class A shares and Class T shares of $10.22 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2016. The Registrant is providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”). The Board previously approved an estimated value per share of the Registrant’s Class A shares and Class T shares of $10.09 as of December 31, 2015.

The Registrant’s Nominating and Corporate Governance Committee (the “Committee”), comprised of the Registrant’s three independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals.

The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for the Registrant’s assets and liabilities. In connection therewith, Duff & Phelps provided values for each of the Registrant’s properties owned as of December 31, 2016 and a calculation of a range of the estimated value per share of its Class A shares and Class T shares as of December 31, 2016. The scope of work conducted by Duff & Phelps was in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and each of the appraisals was prepared by Duff & Phelps personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) professional designation. The Registrant previously engaged Duff & Phelps to assist the Board in determining the estimated value per share of the Registrant’s common stock as of December 31, 2015. Other than its engagement as described herein, Duff & Phelps does not have any direct or indirect material interest in any transaction with the Registrant or Strategic Storage Advisor II, LLC (the “Advisor”), its advisor. The Registrant does not believe that there are any material conflicts of interest between Duff & Phelps, on the one hand, and the Registrant or the Advisor, on the other hand. The Registrant has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement.

After considering all information provided, and based on the Committee’s extensive knowledge of the Registrant’s assets and liabilities, the Committee concluded that the range in estimated value per share of $9.84 to $10.61, with an approximate mid-range value per share of $10.22, as indicated in the valuation report provided by Duff & Phelps (the “Valuation Report”) was reasonable and recommended to the Board that it adopt $10.22 as the estimated value per share for the Registrant’s Class A shares and Class T shares. The Board unanimously agreed upon the estimated value per share of $10.22 recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

The table below sets forth the calculation of the Registrant’s estimated value per share as of December 31, 2016 and the Registrant’s previous estimated value per share as of December 31, 2015:

	December 31, 2016	December 31, 2015
Assets
Properties acquired prior to 2016	$267,500,000	$207,600,000
Properties acquired in 2016(1)	581,496,277	—
Development in process	1,679,290	—
Cash and restricted cash	18,034,805	28,514,962
Other assets	5,120,318	5,828,183

Total Assets	$873,830,690	$241,943,145

Liabilities
Mortgage debt	$321,356,434	$22,437,841
Mark-to-market on mortgage debt	(4,887,361)	934,475
Other liabilities	7,428,988	3,341,621
Incentive distribution	—	332,472

Total Liabilities	$323,898,061	$27,046,409

Net Asset Value	$549,932,629	$214,896,736

Net Asset Value for Class A shares	$482,608,922	$208,753,054
Number of Class A shares outstanding(2)	47,210,195	20,692,291
Estimated value per Class A share	$10.22	$10.09

Net Asset Value for Class T shares	$67,323,707	$6,143,682
Number of Class T shares outstanding	6,585,799	608,982
Estimated value per Class T share	$10.22	$10.09

(1)	46 properties (44 self storage properties and two parcels of land) were acquired during 2016 and were valued at their respective purchase prices less the termination fees that would be payable on termination of the third party sub-property management agreements.
(2)	Includes outstanding units in the Registrant’s operating partnership (“OP Units”) and unvested restricted stock issued to the Registrant’s independent directors.

Methodology and Key Assumptions

In determining an estimated value per share, the Board considered information and analyses, including the Valuation Report provided by Duff & Phelps. The Registrant’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Board deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies and assumptions used by the Board to value the Registrant’s assets and liabilities.

Real Estate Properties

The Registrant engaged Duff & Phelps to provide an appraisal, as of December 31, 2016, of 33 of its self storage properties acquired prior to 2016 (the “Appraised Properties”). Duff & Phelps also valued 46 additional properties (44 self storage properties and two parcels of land) that were acquired by the Registrant in 2016. For these 46 properties, Duff & Phelps reviewed prior appraisals and other data provided by the Registrant and included these properties in their analysis at the purchase prices paid, adjusted as described above. Duff & Phelps is of the opinion that the purchase prices for these 46 properties, as adjusted, reasonably approximate their market value.

Duff & Phelps’ opinion of value used in calculating the estimated value per share above is based on the individual asset values of each of the Appraised Properties in the portfolio on the valuation date in accordance with the IPA Guidelines. The appraisal was not intended to estimate or calculate the Registrant’s enterprise value. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved, and signed by an individual with the professional designation of MAI.

The scope of work by Duff & Phelps in performing the appraisal of the Appraised Properties included:

•	reviewing and relying upon data provided by the Registrant regarding the number of units, size, year built, construction quality and construction type to understand the characteristics of the existing improvements and underlying land;

•	reviewing and relying upon data provided by the Registrant regarding rent rolls, lease rates and terms, real estate taxes and operating expense data;

•	reviewing and relying upon balance sheet items provided by the Registrant, such as cash and other assets as well as debt and other liabilities;

•	reviewing and relying upon mortgage summaries and amortization schedules provided by the Registrant;

•	researching the market by means of publications and other resources to measure current market conditions, supply and demand factors and growth patterns and their effect on the Appraised Properties;

•	utilizing the income capitalization approach as the primary indicator of value with support from the sales comparison approach as a secondary methodology for each Appraised Property; and

•	delivering a range of values with a midpoint estimate for each of the Appraised Properties, as well as the underlying assumptions used in the analysis, including capitalization rates, discount rates, growth rates, and others as appropriate.

The income capitalization approach is a valuation technique that provides an estimation of the value of an asset based on market expectations about the cash flows that an asset would generate over its remaining useful life. The income capitalization approach begins with an estimation of the annual cash flows a market participant would expect the subject asset to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then capitalized at an appropriate rate to derive an estimate of value (the “direct capitalization method”) or converted to their present value equivalent using a market-oriented discount rate appropriate for the risk of achieving the projected cash flows (the “discounted cash flow method”). In the discounted cash flow method, the present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset which is calculated based upon applying a terminal capitalization rate to the projected net operating income of the property at the end of the discrete projection period to arrive at an estimate of value. Duff & Phelps utilized the direct capitalization method for the Appraised Properties that were deemed stabilized and the discounted cash flow method for the Appraised Properties that were not deemed stabilized.

In utilizing the discounted cash flow method, Duff & Phelps estimated the value of the individual Appraised Properties primarily by using a multiple year discounted cash flow analysis. Duff & Phelps calculated the value of the individual Appraised Properties using the Registrant’s historical financial data and forecasts going forward, terminal capitalization rates and discount rates that fall within ranges Duff & Phelps believes would be used by similar investors to value each of the Appraised Properties. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. As a test of reasonableness, Duff & Phelps compared the metrics of the valuation of the Appraised Properties to current market activity of self storage properties.

The sales comparison approach is a valuation technique that provides an estimation of value based on market prices in actual transactions and asking prices for assets. The valuation process is a comparison and correlation between the subject asset and other similar assets. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair value of the subject asset.

The Registrant acquired the 33 Appraised Properties for an aggregate purchase price of approximately $162.7 million. As of December 31, 2016, the total appraised value of the individual Appraised Properties as provided by Duff & Phelps using the valuation method described above was approximately $267.5 million. This represents an approximate 64% increase in the total value of the Appraised Properties over the aggregate purchase price. During 2016, the Registrant had acquired an additional 46 properties for an aggregate purchase price of approximately $581.5 million, adjusted as described above, which aggregate purchase price was used by Duff & Phelps in their analysis, along with associated development costs of approximately $1.7 million.

The following summarizes the range of overall capitalization rates used by Duff & Phelps to arrive at the estimated market values of the Appraised Properties valued using the direct capitalization method:

Assumption	Range in Values	Weighted Average Basis
Overall capitalization rate	4.75% to 6.50%	5.49%

The following summarizes the key assumptions that were used by Duff & Phelps in the discounted cash flow models to estimate the value of the Appraised Properties:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	5.25% to 6.25%	5.73%
Discount rate	6.25% to 7.25%	6.62%
Annual rent growth rate (market)	0.00% to 5.00%	2.46%
Annual expense growth rate	3.00%	3.00%
Holding Period	1 to 2 years	N/A

While the Registrant believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of the Appraised Properties. Assuming all other factors remain unchanged, a decrease in the overall capitalization rate used for the properties valued using the direct capitalization method of 50 basis points, together with a decrease in the terminal capitalization rate and discount rate used for the properties valued using the discounted cash flow method of 50 basis points would increase the value of the Appraised Properties to approximately $291.7 million. Similarly, an increase in the overall capitalization rate used for the properties valued using the direct capitalization method of 50 basis points, together with an increase in the terminal capitalization rate and discount rate used for the properties valued using the discounted cash flow method of 50 basis points would decrease the value of the Appraised Properties to approximately $246.6 million.

Mortgage Debt

The estimated value of the aggregate mortgage debt was equal to the aggregate amount of all principal balances outstanding as of December 31, 2016. The fair value of the aggregate mortgage debt was determined by Duff & Phelps using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, and on estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.

As of December 31, 2016, the fair value and aggregate amount of all principal balances outstanding of the mortgage debt were approximately $316.5 million and $321.4 million, respectively. Assuming all factors remain unchanged, a decrease in the interest rates of 50 basis points would increase the fair value of the mortgage debt by approximately $5.5 million and an increase in the interest rates of 50 basis points would decrease the fair value of the mortgage debt by approximately $5.3 million.

Other Assets and Liabilities

The carrying values of the majority of the other assets and liabilities were considered to equal their book value. Adjustments to exclude the GAAP basis carrying value of certain assets were made to other assets in accordance with the IPA Guidelines. The Registrant’s liability related to stockholder servicing fees has been valued using a liquidation value as of December 31, 2016. The estimated value per share for the Class T shares does not reflect any obligation to pay future stockholder servicing fees since such fees would cease upon liquidation.

Incentive Distribution

The estimated value of the incentive distribution payable to the Advisor and its affiliates is based on 15% of the amount by which the net asset value of the Registrant plus distributions paid exceeds a return of stockholders’ capital plus a 6% cumulative, non-compounded, annual return to the stockholders. At the midpoint estimated value per share, Duff & Phelps assumed no payment of an incentive distribution.

Limitations of Estimated Value Per Share

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The estimated value per share does not represent the fair value of the Registrant’s assets less its liabilities according to GAAP nor does it represent a liquidation value of the Registrant’s assets and liabilities or the amount at which the Registrant’s shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of the assets and settlement of the liabilities or a sale of the company;

•	the Registrant’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the estimated value per share; or

•	the methodology used to estimate the Registrant’s value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of the Registrant’s assets less the estimated value of its liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2016. The estimated net asset value per share was based upon 53,795,994 shares of equity interests outstanding as of December 31, 2016, which was comprised of (i) 47,174,543 outstanding shares of Class A common stock, plus (ii) 6,585,799 outstanding shares of Class T common stock, plus (iii) 20,000 outstanding OP Units, which OP Units are exchangeable on a one-for-one basis into shares of Class A common stock, plus (iv) 15,652 shares of unvested restricted Class A common stock issued to the Registrant’s independent directors, which shares vest ratably over time.

The value of the Registrant’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets.

Distribution Reinvestment Plan

In accordance with the Registrant’s distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $10.22 for both Class A shares and Class T shares, to be effective for distribution payments being paid beginning in May 2017.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Letter to Stockholders

99.2	Consent of Duff & Phelps, LLC

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: April 17, 2017	By:	/s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer